Exhibit 99.1

VENU Selects Legends Global to Lead Venue Management at Regent Bank Amphitheater in Oklahoma

TULSA, OK– July 22, 2026 - (BUSINESS WIRE) – Venu Holding Corporation (“VENU” or the “Company”) (NYSE AMERICAN: VENU) and Legends Global, today announced that Legends Global, the premier partner to the world’s leading live events, venues, and brands, will lead operations at VENU’s Regent Bank Amphitheater in Broken Arrow, Oklahoma, targeted to open this coming Fall 2026.

Under the agreement, Legends Global will manage day-to-day operations at the 12,500-seat, year-round venue, including facility operations and maintenance, vendor and service management, staffing, and contract administration. Legends Global will also work directly with artists, performers, and touring teams on the logistics and coordination needed to bring shows to life at the premium destination and will coordinate with the venue’s food and beverage partner Aramark Sports + Entertainment to support overall hospitality and retail services.

VENU will continue to oversee all sponsorship agreements. Regent Bank Amphitheater’s open-room model and year-round programming capability allow VENU to continue to book the venue directly, through its internal booking team and promoter partners, including Live Nation.

“We are excited to pair Legends Global’s operational expertise with VENU’s vision for premium, experience-driven live entertainment at Regent Bank Amphitheater, a strong addition to our portfolio,” said Josh Kritzler, president of North American venues & content, Legends Global. “Our team draws on insights from a global network of venues to consistently deliver exceptional experiences, and we’re committed to bringing that same level of service to fans and artists alike in Broken Arrow for years to come.”

“Legends Global brings decades of proven excellence operating some of the most iconic venues in the country, and that experience is exactly what Regent Bank Amphitheater deserves,” said J.W. Roth, Founder, Chairman, and CEO of VENU. “This partnership allows us to deliver the premium, world-class experience our fans expect at Regent Bank Amphitheater, a venue built to become one of the region’s defining entertainment destinations.”

Legends Global currently supports more than 450 venues worldwide, spanning stadiums, arenas, theaters, and convention centers, including the recently opened Acrisure Amphitheater (Grand Rapids, MI) and F&M Bank Amphitheater (Long Beach, CA), as well as Caesars Superdome, U.S. Bank Stadium, Soldier Field, Target Center, and more.

About Venu Holding Corporation

Venu Holding Corporation (“VENU”) (NYSE American: VENU) is a premier owner, developer, and operator of luxury, experience-driven entertainment destinations. Founded by Colorado Springs entrepreneur J.W. Roth, VENU has a portfolio of premium brands that includes Ford Amphitheater, Sunset Amphitheaters, Phil Long Music Hall, The Hall at Bourbon Brothers, Bourbon Brothers Smokehouse and Tavern, Aikman Owners Clubs, and Roth’s Sea & Steak. With venues operating and in development across Colorado, Georgia, Oklahoma, Tennessee, and Texas and a nationwide expansion underway, VENU is setting a new standard for live entertainment.

VENU has been recognized nationally by The Wall Street Journal, The New York Times, Billboard, VenuesNow, and Variety for its innovative and disruptive approach to live entertainment. Through strategic partnerships with industry leaders such as AEG Presents, NFL Hall of Famer and Founder of EIGHT Elite Light Beer, Troy Aikman, Billboard, Aramark Sports + Entertainment, Tixr, Boston Common Golf, Niall Horan, and Dierks Bentley, VENU continues to shape the future of the entertainment landscape. For more information, visit VENU’s website, Instagram, LinkedIn, or X.

About Legends Global

Legends Global is the premier partner to the world’s greatest live events, venues, and brands.  We deliver a fully integrated solution of premium services, including feasibility & consulting, owner’s rep, sales, partnerships, venue management, hospitality, merchandise, and content & booking. Through our white-label approach, we keep our partners front and center while leveraging the power of our global network: over 450 venues, 20,000 events, and 165 million guests annually.  To learn more, visit us at www.LegendsGlobal.com and follow us on LinkedIn and Instagram.

About Regent Bank Amphitheater

Regent Bank Amphitheater is a next-generation, premium multi-seasonal live entertainment destination developed through a public-private partnership between Venu Holding Corporation (“VENU”) and the City of Broken Arrow. Targeted to open Fall 2026 with a capacity of 12,500, the venue features more than 230 Luxe FireSuites® and the Aikman Club, created in partnership with NFL Hall of Famer Troy Aikman, delivering a live experience unlike anything built in Oklahoma. Strategic partners include EIGHT Elite Light Beer, Aramark Sports + Entertainment, Connect Partnership Group, Pepsi, Boingo, Tangram, Dreamseat, L-Acoustics, and Dimensional Innovations. A marquee addition to VENU’s growing portfolio of luxury, experience-driven destinations redefining live entertainment across the country.

Visit regentbankamphitheater.com for more information.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the sections titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, on file with the SEC, as well as in reports subsequently filed by the Company with the SEC. Forward-looking statements contained in this announcement, are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contacts

VENU Investor Relations

Sarah Rothschild, srothschild@venu.live

VENU Media Relations
Chloe Polhamus, cpolhamus@venu.live

Legends Global Media Relations

Stacey Escudero, sescudero@legendsglobal.com